Exhibit 99.2

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@terminix.com

Media:

James Robinson

901.597.7521

James.Robinson@terminix.com

Terminix Reports Third-Quarter 2020 Revenue Growth of 10 Percent

•	Delivered four percent organic revenue growth in both residential pest control and termite service lines
•	Announced Mobile Bay Formosan termite settlement with Alabama Attorney General within previously communicated termite damage claim ringfence estimate
•	Reported net loss of $7 million and net loss margin of 1.3%, a year-over-year decline of 680 basis points driven by the $49 million Mobile Bay Formosan termite settlement
•	Delivered 19.2% Adjusted EBITDA margins, year-over-year improvement of 370 basis points
•	Fourth-Quarter 2020 Terminix guidance of revenue between $445 and $460 million and Adjusted EBITDA between $60 and $70 million

MEMPHIS, TENN. — November 5, 2020 —Terminix Global Holdings, Inc. (NYSE: TMX), a leading provider of essential services to residential and commercial customers in the termite, pest control, cleaning and restoration markets, today announced unaudited third-quarter 2020 results.

For the third quarter of 2020, the Company reported a revenue increase of 10 percent to $512 million. Net loss of $7 million, or $0.06 per share decreased $32 million from prior year driven by the $49 million Mobile Bay Formosan termite settlement. Adjusted EBITDA(1) for the quarter increased $26 million to $98 million with Adjusted net income(2) increasing $11 million to $34 million, or $0.26 per share. Both Adjusted EBITDA and Adjusted net income for continuing operations included $3 million of costs historically allocated to ServiceMaster Brands.

“After an eventful first 50 days on the job, I am encouraged by the momentum we have as we continue our progress toward consistent, sustainable growth and profits,” said Terminix President and CEO Brett Ponton. “Strong residential revenue growth and profit margin improvement continue to provide considerable operating momentum to the underlying Terminix business. Progress on initiatives to improve teammate and customer retention are driving productivity improvements that are increasing profits. The commercial business improved sequentially in the third quarter but remains behind the prior year as economic uncertainty from the pandemic lingers. We were also able to negotiate a favorable Formosan termite settlement in the Mobile Bay area that will improve the predictability of our results by reducing our future exposure to termite damage claims. Despite the pandemic uncertainty ahead, the team is focused on closing the year strong and is on pace to deliver Adjusted EBITDA above our original pre-pandemic 2020 expectations.”

Consolidated Performance

	Three Months Ended September 30,				Nine Months Ended September 30,
$ millions	2020	2019	B/(W)		2020	2019	B/(W)
Revenue	$512	$465	$47		$1,502	$1,378	$123
YoY growth			10%				9%
Gross Margin	213	187	26		626	588	38
% of revenue	41.6%	40.2%	1.3	pts	41.7%	42.7%	(1.0)	pts
SG&A	140	137	(3)		423	398	(25)
% of revenue	(27.3)%	(29.5)%	2.2	pts	(28.1)%	(28.9)%	0.7	pts
(Loss) Income from Continuing Operations before Income Taxes	(7)	13	(20)		50	124	(75)
% of revenue	(1.4)%	2.7%	(4.1)	pts	3.3%	9.0%	(5.7)	pts
Net (Loss) Income	(7)	25	(32)		61	154	(94)
% of revenue	(1.3)%	5.5%	(6.8)	pts	4.0%	11.2%	(7.1)	pts
Adjusted Net Income(2)	34	23	11		98	98	—
% of revenue	6.7%	5.0%	1.7	pts	6.5%	7.1%	(0.6)	pts
Adjusted EBITDA(1)	98	72	26		277	258	19
% of revenue	19.2%	15.5%	3.7	pts	18.4%	18.7%	(0.3)	pts
Net Cash Provided from Operating Activities from Continuing Operations	39	28	11		211	152	59
Free Cash Flow(3)	34	22	12		191	133	58

Segment Performance

Revenue and Adjusted EBITDA for our reportable segment and European Pest Control and Other were as follows:

	Three Months Ended September 30,					Nine Months Ended September 30,
	Revenue		Adjusted EBITDA			Revenue		Adjusted EBITDA
$ millions	2020	B/(W) vs. PY	2020	B/(W) vs. PY		2020	B/(W) vs. PY	2020	B/(W) vs. PY
Terminix	$491	$30	$98	$25		$1,446	$71	$280	$20
YoY growth / % of revenue		6%	19.9%	4.2	pts		5%	19.4%	0.4	pts
European Pest Control and Other(4)	21	17	4	1		56	52	5	—
Costs historically allocated to ServiceMaster Brands	—	—	(3)	—		—	—	(9)	—
Total	$512	$47	$98	$26		$1,502	$123	$277	$19
YoY growth / % of revenue		10%	19.2%	3.7	pts		9%	18.4%	(0.3)	pts

Reconciliations of net (loss) income to Adjusted net income and Adjusted EBITDA, as well as a reconciliation of net cash provided from operating activities from continuing operations to free cash flow, are set forth below in this press release.

Mobile Bay Formosan Termite Settlement

Today the Company announced a Mobile Bay Formosan termite settlement with the Alabama Attorney General. Under the terms of the settlement, the Company has agreed to establish a $25 million consumer fund to manage customer remediation measures and settle future termite damage claims disputes, and to make a $19 million payment to the Alabama Attorney General. The settlement also provides for various immediate remediation measures directly to current and former customers, including refunds of certain price increases; the reimbursement of certain investigative and monitoring costs incurred by the Department of Agriculture and Industries; and a university endowment intended to support termite and pest control research with an emphasis on Formosan termite control.

Including all costs associated with the settlement, the Company expects future termite damage claim expenses above historical norms to be $140 to $150 million from 2020 to 2029, remaining within the previously communicated ringfence estimate.

In the third quarter of 2020, the Company recorded a charge of $49 million and a reduction of termite renewal revenue of $3 million related to the execution of the settlement. The resulting liability was recorded in accrued liabilities, other on the balance sheet. We have excluded the financial impact of the charge and the prior period portion of the reduction in revenue associated with this settlement from Adjusted Net Income and Adjusted EBITDA as management believes they do not reflect our ongoing operations.

Additional information is included in a separate press release issued today announcing the settlement.

Third-Quarter Performance

Terminix

Terminix reported six percent year-over-year total revenue growth and two percent organic revenue growth in the third quarter of 2020. Termite organic revenue growth, including wildlife exclusion, crawl space encapsulation and attic insulation, which are managed as a component of the termite line of business, was four percent. The growth in this service line reflects 17 percent growth in core termite new unit sales driven by the launch of a new monthly pay tiered product offering and a strong termite swarm season. Termite organic revenue was negatively impacted by a  $3 million charge related to the anticipated refund of certain price increases in the Mobile Bay area stemming from the Mobile Bay Formosan termite settlement (discussed above). Residential pest control organic revenue growth of four percent reflected strong customer demand, retention gains and increased price realization partially offset by, lower summer sales units and one-time bed bug revenue driven by COVID-19. Commercial pest control organic revenue declined three percent year-over-year and improved approximately 600 basis points sequentially compared to the second quarter of 2020. The commercial pest control organic revenue decline was driven by impacts from the ongoing pandemic including lower sales of non-recurring services and service postponements due to both temporary and permanent business closures.

Terminix Adjusted EBITDA was $98 million for the third quarter, a year-over-year increase of $26 million. The flow-through from higher revenue was $14 million. Direct, indirect and general and administrative cost reductions in the quarter amounted to approximately $18 million. These improvements were partially offset by cost increases of $5 million for incentive compensation related to improved operating performance and $4 million in termite damage claims primarily related to mitigation program costs in the Mobile Bay area.

European Pest Control and Other

European Pest Control and Other includes pest control operations in Europe and the Company’s captive insurance subsidiary. European Pest Control and Other reported $21 million in revenue and $4 million in Adjusted EBITDA in the third quarter. Improved Adjusted EBITDA margins were driven by growth and productivity initiatives in Nomor and Terminix UK.

Costs Historically Allocated to ServiceMaster Brands

The Company has historically incurred the cost of certain corporate-level activities that were performed on behalf of its businesses, including ServiceMaster Brands, such as executive functions, communications, public relations, finance and accounting, tax, treasury, internal audit, human resources operations and benefits, risk management and insurance, supply management, real estate management, legal, facilities, information technology and other general corporate support services. The costs of such activities were historically allocated to the segments, including ServiceMaster Brands. Certain corporate expenses that were historically allocated to the ServiceMaster Brands segment are not permitted to be classified as discontinued operations under GAAP (“Historically Allocated Services”). Such Historically Allocated Services amounted to $3 million in both the three months ended September 30, 2020 and 2019.

Liquidity, Free Cash Flow and Leverage

The Company ended the third quarter with $288 million in available cash and access to $377 million under its existing revolving credit facility for total liquidity of $665 million. Year-to-date free cash flow from continuing operations was $191 million, with a free cash flow to Adjusted EBITDA conversion rate of 69 percent. Discontinued operations also contributed $41 million of free cash flow(5) year-to-date. After the completion of the $1.553 billion sale of ServiceMaster Brands on October 1, the payment of the estimated subsequent taxes and fees, and the planned November 15 retirement of the entire $750 million of the Company’s outstanding 2024 high yield bonds, the Company expects to add approximately $347 million in available cash to the balance sheet, resulting in a net debt to Adjusted EBITDA ratio of less than 1.0x.

Fourth-Quarter 2020 Outlook

(In millions)	Low	High
Revenue	$445	$460
Growth Rate	1%	4%
Adjusted EBITDA	$60	$70
Margin	13.5%	15.2%

Organically, the Company expects continued demand in the residential termite and pest control service lines offset by the impact of lower summer sales units from the scale down of the door-to-door program and lower one-time bed bug revenue as a result of the COVID-19 pandemic. The Company expects sequential improvement in the commercial pest business and the guidance assumes that there will not be a material change in business closures due to COVID-19 in the fourth quarter. The Company also expects revenue of less than $5 million from acquisitions as well as revenue between $18 and $20 million from European Pest Control in the fourth quarter.

Adjusted EBITDA reflects the impact of revenue growth and continued direct and indirect cost productivity partially offset by a $9 million year-over-year incentive compensation cost increase from improved business performance and an expected year-over-year increase in termite damage claims and mitigation efforts, primarily in the Mobile Bay area.

The timing and frequency of new termite damage claims litigated case filings is difficult to predict. The guidance represents the Company’s best estimate of litigated case filings, but actual pace and volume could differ.

A reconciliation of the forward looking fourth-quarter 2020 Adjusted EBITDA outlook to net income is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Third-Quarter 2020 Earnings Conference Call

The Company will hold a conference call to discuss its financial and operating results at 8 a.m. central time (9 a.m. eastern time) on Thursday, November 5, 2020.

The Company invites all interested parties to join Chief Executive Officer Brett Ponton, Chief Financial Officer Tony DiLucente and Vice President of Investor Relations and Treasurer Jesse Jenkins for an update on the Company’s operational performance and financial results for the third quarter ended September 30, 2020. Participants may join this conference call by dialing 800.764.4852 (or international participants, +1.212.231.2904). Additionally, the conference call will be available via webcast. A slide presentation highlighting the Company’s results will also be available. To participate via webcast and view the presentation, visit the Company’s new investor relations home page at investors.terminix.com.

The call will be available for replay until December 5, 2020. To access the replay of this call, please call 800.633.8284 and enter reservation number 21971209 (international participants: +1.402.977.9140, reservation number 21971209). Or you can review the webcast on the Company’s investor relations home page.

About Terminix

Terminix Global Holdings (NYSE: TMX) is a leading provider of residential and commercial pest control. The Company provides pest management services and protection against termites, mosquitoes, rodents and other pests. Headquartered in Memphis, Tenn., with more than 10,500 teammates and 2.8 million customers in 24 countries and territories, the Company visits more than 50,000 homes and businesses every day. To learn more about Terminix, visit Terminix.com, or LinkedIn.com/company/terminix.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the Company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: the impact of reserves attributable to pending Litigated and Non-Litigated Claims for terminate damages; future termite damage claim expenses above historical norms remaining within the ringfence estimate; implementation of Mobile Bay Formosan termite settlement remediation measures; the mitigating impact of the Mobile Bay Formosan termite settlement on future litigated termite damage claims;  the impact of COVID-19 on our operations; lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated like or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA, Adjusted net income, Adjusted earnings per share, free cash flow and free cash flow to Adjusted EBITDA conversion rate are not measurements of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, net cash provided by operating activities from continuing operations, net earnings from discontinued operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_______________________________________________

(1) Adjusted EBITDA is defined as net income before: depreciation and amortization expense; acquisition-related costs; Mobile Bay Formosan termite settlement; non-cash stock-based compensation expense; restructuring and other charges; realized (gain) on investment in frontdoor, inc.; net earnings from discontinued operations; provision for income taxes; loss on extinguishment of debt; and interest expense. The Company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2) Adjusted net income is defined as net income before: amortization expense; restructuring and other charges; acquisition-related costs; Mobile Bay Formosan termite settlement; realized (gain) on investment in frontdoor, inc.; net earnings from discontinued operations; loss on extinguishment of debt; and the tax impact of the aforementioned adjustments. The Company’s definition of Adjusted net income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as Adjusted net income divided by the weighted-average diluted common shares outstanding.

(3) Free cash flow is defined as net cash provided from operating activities from continuing operations less property additions.

(4) European Pest Control and Other includes our pest control operations in Europe, primarily under our Nomor, Pelias and Terminix UK brands, our captive insurance subsidiary and our headquarters operations.

(5) Free Cash Flow from Discontinued Operations is defined as cash provided from operating activities from discontinued operations; less discontinued operations property additions.

TERMINIX GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue	$512	$465	$1,502	$1,378
Cost of services rendered and products sold	299	278	876	790
Selling and administrative expenses	140	137	423	398
Amortization expense	9	6	26	16
Acquisition-related costs	(1)	8	—	12
Mobile Bay Formosan termite settlement	49	—	49	—
Restructuring and other charges	2	4	14	12
Realized (gain) on investment in frontdoor, inc.	—	—	—	(40)
Interest expense	22	19	67	64
Interest and net investment income	(1)	(1)	(2)	(4)
Loss on extinguishment of debt	1	—	1	6
(Loss) Income from Continuing Operations before Income Taxes	(7)	13	50	124
Provision for income taxes	15	4	31	22
Equity in earnings of joint ventures	1	—	2	—
(Loss) Income from Continuing Operations	(21)	8	20	103
Net earnings from discontinued operations	14	17	40	51
Net (Loss) Income	$(7)	$25	$61	$154
Total Comprehensive Income	$(16)	$18	$3	$141
Weighted-average common shares outstanding - Basic	132.0	135.8	132.9	135.9
Weighted-average common shares outstanding - Diluted	132.0	136.5	133.1	136.5
Basic Earnings Per Share:
(Loss) Income from Continuing Operations	$(0.17)	$0.06	$0.14	$0.76
Net (Loss) Income	(0.06)	0.19	0.44	1.13
Diluted Earnings Per Share:
(Loss) Income from Continuing Operations	$(0.17)	$0.06	$0.14	$0.75
Net (Loss) Income	(0.06)	0.19	0.44	1.13

TERMINIX GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of	As of
	September 30,	December 31,
	2020	2019
Assets:
Current Assets:
Cash and cash equivalents	$288	$280
Receivables, less allowances of $24 and $22, respectively	214	178
Inventories	40	46
Prepaid expenses and other assets	73	81
Current assets held for sale	892	45
Total Current Assets	1,507	629
Other Assets:
Property and equipment, net	181	204
Operating lease right-of-use assets	83	95
Goodwill	2,127	2,096
Intangible assets, primarily trade names, service marks and trademarks, net	1,113	1,169
Restricted cash	89	89
Notes receivable	32	32
Long-term marketable securities	13	13
Deferred customer acquisition costs	105	94
Other assets	76	68
Long-term assets held for sale	—	834
Total Assets	$5,326	$5,322
Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$100	$96
Accrued liabilities:
Payroll and related expenses	92	54
Self-insured claims and related expenses	87	72
Accrued interest payable	17	16
Other	159	82
Deferred revenue	104	107
Current portion of lease liability	17	19
Current portion of long-term debt	100	59
Current liabilities held for sale	62	51
Total Current Liabilities	740	557
Long-Term Debt	1,565	1,666
Other Long-Term Liabilities:
Deferred taxes	480	499
Other long-term obligations, primarily self-insured claims	203	158
Long-term lease liability	99	110
Long-term liabilities held for sale	—	11
Total Other Long-Term Liabilities	783	777
Commitments and Contingencies
Stockholders' Equity:
Common stock $0.01 par value (authorized 2,000,000,000 shares with 148,256,197 shares issued and 132,043,971 outstanding at September 30, 2020 and 147,872,959 shares issued and 135,408,054 outstanding at December 31, 2019)	2	2
Additional paid-in capital	2,352	2,334
Retained Earnings	351	291
Accumulated other comprehensive (loss) income	(49)	9
Less common stock held in treasury, at cost (16,212,226 shares at September 30, 2020 and 12,464,905 shares at December 31, 2019)	(417)	(313)
Total Stockholders' Equity	2,239	2,322
Total Liabilities and Stockholders' Equity	$5,326	$5,322

TERMINIX GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended
	September 30,
	2020	2019
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	$368	$313
Cash Flows from Operating Activities from Continuing Operations:
Net Income	61	154
Adjustments to reconcile net income to net cash provided from operating activities:
Net earnings from discontinued operations	(40)	(51)
Depreciation expense	55	53
Amortization expense	26	16
Amortization of debt issuance costs	3	2
Amortization of lease right-of-use assets	14	14
Mobile Bay Formosan termite settlement	49	—
Payments on fumigation related matters	—	(2)
Realized (gain) on investment in frontdoor, inc.	—	(40)
Loss on extinguishment of debt	—	6
Deferred income tax provision	—	12
Stock-based compensation expense	13	10
Restructuring and other charges	14	12
Payments for restructuring and other charges	(9)	(13)
Acquisition-related costs	—	12
Payments for acquisition-related costs	(4)	(6)
Other	(24)	(26)
Change in working capital, net of acquisitions:
Receivables	(44)	(13)
Inventories and other current assets	(4)	(11)
Accounts payable	12	16
Deferred revenue	(1)	4
Accrued liabilities	52	(7)
Accrued interest payable	1	7
Current income taxes	39	3
Net Cash Provided from Operating Activities from Continuing Operations	211	152
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(20)	(19)
Sale of equipment and other assets	6	1
Business acquisitions, net of cash acquired	(29)	(338)
Origination of notes receivable	(26)	(81)
Collections on notes receivable	32	89
Net Cash Used for Investing Activities from Continuing Operations	(37)	(348)
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	—	720
Payments of debt	(94)	(639)
Debt issuance costs paid	(2)	—
Repurchase of common stock	(103)	(33)
Issuance of common stock	4	10
Net Cash (Used For) Provided From Financing Activities from Continuing Operations	(196)	57
Cash Flows from Discontinued Operations:
Cash provided from operating activities	43	59
Cash used for investing activities	(1)	(4)
Cash used for financing activities	(10)	(1)
Net Cash Provided from Discontinued Operations	32	54
Effect of Exchange Rate Changes on Cash	(1)	—
Cash Increase During the Period	9	(85)
Cash and Cash Equivalents and Restricted Cash at End of Period	$377	$228

The following table presents reconciliations of net (loss) income to Adjusted net income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2020	2019	2020	2019
Net (Loss) Income	$(7)	$25	$61	$154
Amortization expense	9	6	26	16
Acquisition-related costs	(1)	8	—	12
Mobile Bay Formosan termite settlement	51	—	51	—
Restructuring and other charges	2	4	14	12
Realized (gain) on investment in frontdoor, inc.	—	—	—	(40)
Net earnings from discontinued operations	(14)	(17)	(40)	(51)
Loss on extinguishment of debt	1	—	1	6
Tax impact of adjustments	(6)	(4)	(14)	(11)
Adjusted Net Income	$34	$23	$98	$98
Weighted-average diluted common shares outstanding	132.0	136.5	133.1	136.5
Earnings per share	$(0.06)	$0.19	$0.44	$1.13
Adjusted earnings per share	$0.26	$0.17	$0.74	$0.72

The following table presents reconciliations of net cash provided from operating activities from continuing operations to free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2020	2019	2020	2019
Net Cash Provided from Operating Activities from Continuing Operations	$39	$28	$211	$152
Property additions	(5)	(6)	(20)	(19)
Free Cash Flow	$34	$22	$191	$133
Free Cash Flow / Adjusted EBITDA	35%	31%	69%	52%

The following table presents reconciliations of cash provided from operating activities from discontinued operations to free cash flow from discontinued operations.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2020	2019	2020	2019
Cash Provided from Operating Activities from Discontinued Operations	$16	$27	$43	$59
Property additions from discontinued operations	(1)	(1)	(2)	(3)
Free Cash Flow from Discontinued Operations	$15	$26	$41	$56

The following table presents reconciliations of net (loss) income to Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In millions)	2020	2019	2020	2019
Net (loss) income	$(7)	$25	$61	$154
Depreciation and amortization expense	27	23	81	68
Acquisition-related costs	(1)	8	—	12
Mobile Bay Formosan termite settlement	51	—	51	—
Non-cash stock-based compensation expense	3	3	13	10
Restructuring and other charges	2	4	14	12
Realized (gain) on investment in frontdoor, inc.	—	—	—	(40)
Net earnings from discontinued operations	(14)	(17)	(40)	(51)
Provision for income taxes	15	4	31	22
Loss on extinguishment of debt	1	—	1	6
Interest expense	22	19	67	64
Adjusted EBITDA	$98	$72	$277	$258

Terminix	$98	$72	$280	$261
European Pest Control and Other	4	3	5	6
Costs historically allocated to ServiceMaster Brands	(3)	(3)	(9)	(9)
Adjusted EBITDA	$98	$72	$277	$258

Terminix Segment

Revenue by service line is as follows:

	Three Months Ended
	September 30,

(In millions)	2020	2019	Growth		Organic		Acquired
Residential Pest Control	$193	$183	$9	5%	$8	4%	$2	1%
Commercial Pest Control	119	110	9	8%	(4)	(3)%	12	11%
Termite and Home Services	151	144	7	5%	6	4%	1	1%
Other	28	24	4	18%	(3)	(14)%	8	33%
Total revenue	$491	$461	$30	6%	$7	2%	$23	5%